Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) made and entered into by and between Littelfuse Europe GmbH (the “Company”) and Dieter Roeder (the “Executive”), effective as of January 1, 2014.

In exchange and in consideration for the rights and benefits they each receive under this Agreement, the Parties, intending to be legally bound, agree as follows:

1.

Position and Duties. The Executive shall continue to be employed as the Vice President and General Manager, Automotive Business Unit. The Executive will have all of the duties and responsibilities that are commensurate with such position, and such other duties, authorities and responsibilities as the Company may determine. The Executive will report to the Company’s Chief Operating Officer. Executive’s primary office shall be located in his residence in Offenbach, Germany.

2.

Working Hours. The Executive’s regular weekly working hours shall amount to 40 hours for a five-day week. The time of working hours shall depend on Company practices and operational requirements, as well as the travel activities of the Executive. The Company reserves the right to demand the performance of additional work that goes beyond normal working hours. In the event of corresponding operational needs, the Executive is obligated to perform a reasonable amount of overtime exceeding the agreed working hours.

3.	Compensation and Benefits. The Executive is entitled to:

a.

Base Salary. An annual base salary equal to EUR 206,887. The Executive’s base salary will be paid on the last work day of each month in accordance with the Company’s normal payroll practices. The aforementioned Base Salary shall settle all work of the Executive per this Agreement including any overtime, travel time etc.

b.

Bonus and Equity Plans. Awards under the Littelfuse, Inc. Annual Incentive Plan and Littelfuse, Inc. Long-Term Incentive Plan, as they may be amended from time to time and subject to U.S. law as determined by Littelfuse, Inc. in its discretion and on a basis similar to other senior executives of Littelfuse, Inc.

c.	Vacation. Thirty (30) days of paid vacation per year in accordance with the Company’s vacation policy as in effect from time to time.

d.

Benefits. Participation in the Company's group accident insurance and any other employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements for such other benefit plan; provided, however, that the Company may modify or terminate any employee benefit plan at any time, subject to compliance with applicable law. The Company will make a contribution on the Executive’s behalf to the statutory pension insurance scheme and the statutory social insurance scheme, as required by law. In addition, the Executive will participate in the Company's pension program in Germany, to which the Company will make an annual contribution on his behalf equal to at least five percent (5%) of his annual base salary.

e.

Reimbursement for Business Expenses. Reimbursement, upon presentation of appropriate documentation, in accordance with the Company’s expense reimbursement policy as in effect from time to time, for all reasonable business expenses (including reasonable business travel and expenses related to the Executive’s home office, such as office supplies, phone and internet) incurred in connection with the Executive’s performance of duties.

f.	Perquisites. The following perquisites, to be provided in accordance with the applicable Company or Littelfuse, Inc. policies as in effect from time to time:

i.

use of a Company-paid car for business and personal use with a total value that does not exceed EUR 45,500, after VAT and the rebate from list price, provided that the value of the car may exceed such maximum if the Executive pays for the additional cost and the additional cost is not more than fifteen percent (15%) of the total value of the car;

ii.	participation in an executive physical program,

iii.	financial planning and tax counseling services; and

iv.	use of a Company-paid cell phone and personal computer.

The Company may withhold from any and all amounts payable under this Agreement such taxes as may be required to be withheld pursuant to any applicable law or regulation. The Executive’s receipt of a benefit or other special payment (e.g., bonus payments, equity awards) shall not entitle Executive to future awards or to a future level or amount of such awards.

4.

Termination of Employment. The Executive’s employment may be terminated by the Company or the Executive at any time upon three months’ prior written notice given at the end of any given calendar month or such longer period as required by law; provided, however, that the Company may request that the Executive refrain from providing services to the Company during such notice period and the Company will continue to pay his base salary during such period. Notwithstanding anything to the contrary, the Executive’s employment with the Company shall terminate at the end of the calendar month in which Executive reaches the statutory age of retirement. Upon any termination of employment, the Executive will be paid his accrued but unused vacation in accordance with applicable law.

5.

Disability. If the Executive is prevented from working for the Company due to an incapacity to work, the Company shall continue to pay the Executive his base salary to the extent required by the legal provisions of the Entgeltfortzahlungsgesetz.

6.

Change of Control. Nothing in this Agreement will affect the Executive’s rights and entitlements under any Change of Control Agreement entered into between Littelfuse, Inc. and the Executive from time to time.

7.	Inventions, Confidentiality, Return of Property.

a.

The regulations of the Gesetzüber Arbeitnehmererfindungen (Law Concerning Employee Inventions) in the version that was valid at the time of the claim shall apply for all employee inventions during the term of the Executive’s employment with the Company and its affiliates.

b.

The Company is, at any stage of the production process, entitled to all work results produced during the term of the Executive’s employment with the Company or its affiliates which are protected by copyright. The Company may require the hand-over of work, sketches and documents at any stage of the production process. The Executive does not have a right of retention with respect to such work, sketches or documents and the exclusive right of use thereof, without any limitation in terms of time or territory, shall be transferred to the Company. The rights of use are settled with the agreed remuneration.

c.

All equipment and documents handed over to the Executive, such as samples, catalogs, price lists, drawings and maps, or created by the Executive (e. g. records, notes, discussion materials) in the course of his employment with the Company or its affiliates, shall remain the property of the Company. Such materials must be returned to Company management during the term of the Executive’s employment with the Company upon the Company’s request and immediately (without request) upon the end of this Agreement. The Executive shall refrain from asserting any rights of retention or rights of set-off. Company security provisions must be observed. Written material, drawings and similar documents that are to be handled in a confidential manner must be kept under lock and key.

d.

The Executive shall keep secret all company and business secrets, particularly production processes, sales channels, lists of customers, bases for calculation, company software and comparable information, both for the duration of the Executive’s employment with the Company and its affiliates and after it has ended. The duty of non-disclosure does not include knowledge that is accessible to anyone or whose dissemination is clearly not disadvantageous for the Company or an affiliate. In case of doubt, however, technical, commercial and personal transactions and relationships, of which the Executive becomes aware in connection with his employment with the Company and its affiliates, shall be treated as confidential. If the Executive is required to disclose information to third parties, an instruction must be retrieved from Company management as to whether a certain fact is to be treated as confidential or not. The duty to maintain confidentiality shall also include the matters of other companies with which the Company is affiliated economically or organizationally. If the post-contractual duty to maintain confidentiality on the part of the Executive impairs him in further career pursuits, the Executive is entitled to be released by the Company from this duty.

8.	Miscellaneous.

a.

Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements or understandings, between the Executive and the Company with respect to the subject matter hereof, whether written or oral, except for any Change of Control Agreement between the Executive and Littelfuse, Inc. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

b.

Claims. All claims resulting out of the Executive’s employment relationship with the Company must be asserted in writing by either party within a period of three months of their origin and, if such claims are denied, corresponding legal action must be taken within an additional period of one month. Otherwise, such claims shall expire.

c.

Overpayment. The Company may demand the reimbursement of overpaid salary or other monetary amounts under the provisions governing the restitution of unjust enrichment. The Executive shall not claim the omission of enrichment if the legally unfounded overpayment was so evident that he should have recognized the amounts as such or if the overpayment is based on circumstances attributed to the Executive.

d.

Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

e.

Assignation, Pledging or Attachment. The Executive may neither assign nor pledge as collateral his claims to remuneration without the consent of the Company. If no such consent has been granted, measures of this kind shall be invalid against the Company and its affiliates and they may disregard them.

f.	Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

g.	Governing Law. This Agreement will be governed by and construed and enforced in accordance with the law of the Federal Republic of Germany, without regard to the choice of law principles thereof.

LITTLEFUSE EUROPE GmbH By: /s/ Hans Ulrich Schoenfelder____ Print Name: Hans Ulrich Schoenfelder Title: Managing Director /s/ Dieter Roeder
Dieter Roeder

April 25, 2014